Apco Oil and Gas International Inc.
(NASDAQ: APAGF)
One Williams Center MD 35-8
Tulsa, OK 74172
800-600-3782
www.apcooilandgas.com

Exhibit 99.1

News Release [Apco logo]

DATE: May. 5, 2011

MEDIA CONTACT:	INVESTOR CONTACT:
Kelly Swan (918) 573-4944	Thomas Bueno (918) 573-2570

Apco Reports First-Quarter 2011 Results

TULSA, Okla. – Apco Oil and Gas International Inc. (NASDAQ:APAGF) today announced quarterly unaudited net income attributable to Apco of $8.7 million, or $0.30 cents per share, compared with first-quarter 2010 net income of $4.0 million, or $0.14 cents per share.

Net income increased quarter-to-quarter primarily due to higher operating revenues, greater equity income from Argentine investment and lower exploration expense.

Higher average sales prices drove a $3.3 million increase in total operating revenues compared with first-quarter 2010. Total sales volumes of 609,700 barrels of oil equivalent (BOE) for the quarter applicable to Apco’s consolidated interest was higher than the 592,040 BOE in first-quarter 2010.

Total costs and operating expenses for the quarter decreased by $780,000 compared with the same period a year ago. The decrease reflects lower exploration activity, including the absence of significant seismic acquisition investments made in Colombia during first-quarter 2010.

Lower exploration expenses more than offset the combination of higher production and lifting costs, taxes other than income, depreciation expense and selling and administrative expenses for the quarter.

The benefits of higher average sales prices also led to greater equity income from Argentine investment for the quarter compared with first-quarter 2010.

2011 Capital Program

During first-quarter 2011, capital expenditures of $5.1 million were invested primarily in development drilling in Neuquén basin properties and exploration drilling in the Coirón Amargo exploration permit.

In the first quarter, Apco drilled the first of two second-stage wells under the farm-in agreement in the Coirón Amargo exploration permit to earn a 45 percent total interest. The second well is being drilled. Testing of both wells is scheduled to be completed in the second quarter.

“We are pleased to continue exploration drilling in the Coirón Amargo block in the Neuquén basin as we search for similar opportunities to expand our presence in this area,” said Thomas Bueno, Apco’s president and chief operating officer.

“In Colombia, we have identified drilling locations with our partners in the Turpial and Llanos 32 blocks and we anticipate spudding our first exploration well in Colombia during the third quarter of 2011,” Bueno added.

Apco Oil and Gas International Inc.
Summary of Earnings
(In Thousands of Dollars Except Per Share Amounts)
	2011	2010
Three months ended March 31

Operating revenue	23,083	19,818

Costs and operating expenses	16,686	17,465

Investment income	4,866	3,897

Net income attributable to Apco	8,734	3,996

Per share	0.30	0.14

About Apco Oil and Gas International Inc. (NASDAQ: APAGF)

Apco Oil and Gas International Inc. is an international oil and gas exploration and production company with interests in eight oil and gas concessions and two exploration permits in Argentina, and three exploration and production contracts in Colombia. More information is available at www.apcooilandgas.com. Go to http://www.b2i.us/irpass.asp?BzID=1671&to=ea&s=0 to join our e-mail list.

# # #

Our reports, filings, and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	Amounts and nature of future capital expenditures;

•	Volumes of future oil, natural gas, and LPG production;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Estimates of proved gas and oil reserves;

•	Reserve potential;

•	Development drilling potential;

•	Cash flow from operations or results of operations;

•	Seasonality of natural gas demand; and

•	Oil and natural gas prices and demand.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this announcement. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	Availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future oil and natural gas reserves), market demand, volatility of prices, and the availability and cost of capital;

•	Inflation, interest rates, fluctuation in foreign currency exchange rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	The strength and financial resources of our competitors;

•	Development of alternative energy sources;

•	The impact of operational and development hazards;

•	Costs of, changes in, or the results of laws, government regulations (including climate change legislation and/or potential additional regulation of drilling and completion of wells), environmental liabilities and litigation;

•	Political conditions in Argentina, Colombia and other parts of the world;

•	The failure to renew participation in hydrocarbon concessions granted by the Argentine government on reasonable terms;

•	Risks related to strategy and financing, including restrictions stemming from our loan agreement and the availability and cost of credit;

•	Risks associated with future weather conditions, volcanic activity and earthquakes;

•	Acts of terrorism; and

•	Additional risks described in our filings with the Securities and Exchange Commission (“SEC”).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this announcement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the SEC on Mar. 9, 2011, and our quarterly reports on Form 10-Q available from our offices or from our website at www.apcooilandgas.com.